EXECUTION COPY












                              --------------------

                            STOCK PURCHASE AGREEMENT

                              --------------------

                                      Among

                                   GAMBRO AB,

                                  GAMBRO, INC.

                                       and

                                   DAVITA INC.

                          Dated as of December 6, 2004



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


                                TABLE OF CONTENTS

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                                                                                                               PAGE





                                    Article I

                                   DEFINITIONS

SECTION 1.01. Certain Defined Terms...............................................................................1
SECTION 1.02. Definitions.........................................................................................9
SECTION 1.03. Interpretation and Rules of Construction...........................................................10


                                   Article II

                                PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares; Payment of the Inter-Company Debt.................................11
SECTION 2.02. Purchase Price.....................................................................................11
SECTION 2.03. Closing............................................................................................11
SECTION 2.04. Closing Deliveries by the Seller...................................................................11
SECTION 2.05. Closing Deliveries by the Purchaser................................................................12
SECTION 2.06. Pre-Closing Adjustment of Purchase Price...........................................................12
SECTION 2.07. Allocation of Consideration........................................................................12


                                   Article III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

SECTION 3.01. Incorporation, Authority and Qualification of the Seller...........................................13
SECTION 3.02. Incorporation, Authority and Qualification of the Company; Subsidiaries............................13
SECTION 3.03. Capital Stock of the Company; Ownership of the Shares..............................................14
SECTION 3.04. No Conflict........................................................................................14
SECTION 3.05. Governmental Consents and Approvals................................................................15
SECTION 3.06. Financial Information..............................................................................15
SECTION 3.07. Absence of Undisclosed Material Liabilities........................................................15
SECTION 3.08. Absence of Changes.................................................................................16
SECTION 3.09. Litigation.........................................................................................16
SECTION 3.10. Compliance with Laws...............................................................................16
SECTION 3.11. Environmental Matters..............................................................................16
SECTION 3.12. Intellectual Property..............................................................................17
SECTION 3.13. Real Property......................................................................................17
SECTION 3.14. Assets ............................................................................................17
SECTION 3.15. Employee Benefit Matters...........................................................................18
SECTION 3.16. Labor Relations....................................................................................19
SECTION 3.17. Taxes .............................................................................................19
SECTION 3.18. Material Contracts.................................................................................19

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                                TABLE OF CONTENTS
                                   (continued)
                                                                                                               PAGE



SECTION 3.19. Certain Interests..................................................................................21
SECTION 3.20. Inter-Company Transactions.........................................................................21
SECTION 3.21. Brokers............................................................................................22
SECTION 3.22. Settlement Agreements..............................................................................22
SECTION 3.23. Disclaimer of the Seller...........................................................................22


                                   Article IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01. Organization and Authority of the Purchaser........................................................23
SECTION 4.02. No Conflict........................................................................................23
SECTION 4.03. Governmental Consents and Approvals................................................................24
SECTION 4.04. Investment Purpose.................................................................................24
SECTION 4.05. Financing..........................................................................................24
SECTION 4.06. Litigation.........................................................................................24
SECTION 4.07. Brokers............................................................................................25
SECTION 4.08. Independent Investigation; Seller's Representations................................................25


                                    Article V

                              ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing...........................................................25
SECTION 5.02. Access to Information..............................................................................27
SECTION 5.03. Confidentiality....................................................................................28
SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents..........................................29
SECTION 5.05. Retained Names and Marks...........................................................................30
SECTION 5.06. Ancillary Agreements...............................................................................31
SECTION 5.07. Financing..........................................................................................31
SECTION 5.08. Further Action.....................................................................................32
SECTION 5.09. Non-Competition; Non-Solicitation..................................................................32
SECTION 5.10. Inter-Company Arrangements.........................................................................33
SECTION 5.11. Release of Indemnity Obligations...................................................................33
SECTION 5.12. Inter-Company Debt.................................................................................33
SECTION 5.13. Right of First Refusal.............................................................................33


                                   Article VI

                                EMPLOYEE MATTERS

SECTION 6.01. Employee Benefits..................................................................................34
SECTION 6.02. Assumed Plans......................................................................................34

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                                TABLE OF CONTENTS
                                   (continued)
                                                                                                               PAGE



SECTION 6.03. Tax-Qualified Savings/401(k) Plan..................................................................34
SECTION 6.04. Severance Plan.....................................................................................34
SECTION 6.05. Employee Notification..............................................................................35
SECTION 6.06. Flexible Spending Plans............................................................................35
SECTION 6.07. Service Credit.....................................................................................35
SECTION 6.08. Pre-Existing Conditions; Deductibles...............................................................35
SECTION 6.09. COBRA .............................................................................................35
SECTION 6.10. WARN ..............................................................................................35
SECTION 6.11. Assumption of Employment Agreements................................................................36
SECTION 6.12. Certain Plan Obligations...........................................................................36


                                   Article VII

                                   TAX MATTERS

SECTION 7.01. Tax Indemnities....................................................................................36
SECTION 7.02. Tax Refunds and Tax Benefits.......................................................................37
SECTION 7.03. Contests...........................................................................................37
SECTION 7.04. Preparation of Tax Returns.........................................................................38
SECTION 7.05. Tax Cooperation and Exchange of Information........................................................39
SECTION 7.06. Conveyance Taxes...................................................................................40
SECTION 7.07. Tax Covenants......................................................................................40
SECTION 7.08. Miscellaneous......................................................................................40
SECTION 7.09. Section 338(h)(10) Elections.......................................................................41


                                  Article VIII

                              CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of the Seller............................................................41
SECTION 8.02. Conditions to Obligations of the Purchaser.........................................................42


                                   Article IX

                                 INDEMNIFICATION

SECTION 9.01. Survival of Representations and Warranties.........................................................43
SECTION 9.02. Indemnification by the Seller......................................................................43
SECTION 9.03. Indemnification by the Purchaser...................................................................43
SECTION 9.04. Limits on Indemnification..........................................................................44
SECTION 9.05. Notice of Loss; Third Party Claims.................................................................45
SECTION 9.06. Tax Matters........................................................................................45



                                TABLE OF CONTENTS
                                   (continued)
                                                                                                               PAGE



                                    Article X

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01. Termination.......................................................................................46
SECTION 10.02. Effect of Termination.............................................................................46


                                   Article XI

                               GENERAL PROVISIONS

SECTION 11.01. Expenses..........................................................................................47
SECTION 11.02. Notices...........................................................................................47
SECTION 11.03. Public Announcements..............................................................................48
SECTION 11.04. Severability......................................................................................48
SECTION 11.05. Entire Agreement..................................................................................48
SECTION 11.06. Assignment........................................................................................48
SECTION 11.07. Amendment.........................................................................................49
SECTION 11.08. Waiver............................................................................................49
SECTION 11.09. No Third Party Beneficiaries......................................................................49
SECTION 11.10. Currency..........................................................................................49
SECTION 11.11. Specific Performance; Exclusive Remedies..........................................................49
SECTION 11.12. Governing Law.....................................................................................50
SECTION 11.13. Waiver of Jury Trial..............................................................................50
SECTION 11.14. Counterparts......................................................................................50
SECTION 11.15. Parent Guaranty...................................................................................50


EXHIBITS

1.01(a)       Form of Alliance Agreement
1.01(b)       Seller's Knowledge
1.01(c)       Form of Transition Services Agreement
5.11          Form of General Release and Discharge



         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 6, 2004, among GAMBRO AB, a company organized under the laws of the Kingdom of Sweden ("Parent"), GAMBRO, INC., a Colorado corporation (the "Seller"), and DAVITA INC., a Delaware corporation (the "Purchaser").

         WHEREAS, the Seller owns all the issued and outstanding shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), of Gambro Healthcare, Inc., a Tennessee corporation (the "Company");

         WHEREAS, the Company and the Subsidiaries are engaged in the business of owning and operating a network of dialysis clinics at various locations in the United States, excluding Puerto Rico (the "Business");

         WHEREAS, the Seller is a direct wholly owned subsidiary of Parent; and

         WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, all upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

                                   Article I

                                   DEFINITIONS

                  SECTION 1.01.  Certain Defined Terms.  For purposes of this
Agreement:

                  "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Alliance Agreement" means the alliance and product supply agreement to be entered into by GRP and the Purchaser as of the Closing substantially in the form attached hereto as Exhibit 1.01(a).

                  "Ancillary Agreements" means the Transition Services Agreement and the Alliance Agreement.

                  "Assets" means the assets and properties owned or leased by the Company and the Subsidiaries.

                  "Business Day" means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in Stockholm, Sweden, The City of New York or Denver, Colorado.

                  "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

                  "Company Intellectual Property" means all Intellectual Property owned by, or licensed to, the Company or a Subsidiary that is material to the operation of the Company and the Subsidiaries as currently conducted.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

                  "Conveyance Taxes" means sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes, but shall not include Taxes calculated by reference to net income.

                  "Disclosure Schedule" means the disclosure schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement. The information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

                  "Disputed Conduct" means any of the following acts or omissions of the Company or any of its Affiliates that were investigated by or on behalf of any Governmental Authority relating to the period from January 1, 1991 through December 1, 2004: (i) the submission of claims to, and receipt of reimbursement from, Medicare, Medicaid, and Tricare for home dialysis supplies, Epogen, Vitamin D, Iron, Carnitor, Urokinase, IDPN, antibiotics, EKGs, bone density tests, nerve conduction tests, Doppler tests, electrocardiograms, and X-Rays;
         (ii) statements and representations concerning the medical necessity, coding, and documentation of the above medical services and supplies;
         (iii) cost reports reflecting costs for dialysis services rendered to ESRD patients; (iv) remuneration paid and/or offered to physicians, physician practices and groups, hospitals, and universities, or anyone to induce patient referrals; (v) purchasing, procuring, supplying, providing, administering or influencing the prescription or recommendation of home dialysis supplies, Epogen, Vitamin D, Iron, Carnitor, Urokinase, IDPN, antibiotics, EKGs, bone density tests, nerve conduction tests, Doppler tests, and X-Rays; (vi) remuneration, including but not limited to rebates, discounts, price reductions, incentives, training, education, subsidies, gratuities, grants, gifts, and fees, offered or received from those companies manufacturing, distributing, supplying, marketing, and selling Epogen, Vitamin D, Iron, Carnitor and Urokinase;
         (vi) forming, organizing, operating, managing, administering, and contracting with the Company, Gambro Nephrology Services and/or Empire State Dialysis Center or Huntington Artificial Kidney Center; (vii) offering the "best price" to federal health care benefit programs;
         (viii) patient quality of care issues related to the prescribing and administration of Epogen, Vitamin D, Iron, Carnitor, Urokinase, IDPN, antibiotics, EKGs, bone density tests, nerve conduction tests, Doppler tests, and X-Rays; (ix) causing claims to be submitted to Medicare, Medicaid or Tricare for non-emergency ambulance transports; and (x) causing, through relationships with third party laboratories, claims to be submitted to Medicare, Medicaid or Tricare for laboratory services that were duplicative of claims already submitted by or on behalf of the Company.

                  "EDNY Inquiry" means any Action undertaken by or on behalf of any Governmental Authority in connection with the subpoenas that were issued by the United States Department of Justice and served on the Seller, the Company and Gambro Laboratory Services, Inc. on or about November 5, 2004.

                  "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien, adverse claim, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "Environmental Law" means any federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, or the Closing Date, as appropriate, relating to human health and safety, natural resources, pollution or protection of the environment.

                  "Environmental Permits" means any permit, approval, license and other authorization required under or issued pursuant to any applicable Environmental Law.

                  "ERISA Affiliate" means any person or entity that, together with the Company or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "GAAP" means U.S. generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

                  "Gallen Litigation" means the case styled as J. Gallen, on behalf of herself and all others similarly situated, and on behalf of the general public, filed in Superior Court of California, Orange County.

                  "Governmental Authority" means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by, or with, any Governmental Authority.

                  "GRP" means Gambro Renal Products, Inc., a Colorado corporation.

                  "Hazardous Substance" means any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead containing paint, polychlorinated biphenyls, radioactive material or radon, or (c) any other substance which is the subject of regulatory action pursuant to any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indemnified Party" means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

                  "Indemnified Taxes" means (i) Taxes imposed on or payable by the Company or any Subsidiary for any taxable period that ends on or before the Closing Date; (ii) with respect to Straddle Periods, Taxes imposed on the Company or any Subsidiary which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the Closing Date; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member of on or prior to the Closing Date, including pursuant to Treasury Regulation ss. 1.1502-6 or any similar state, local or foreign law or regulation; and (iv) one-half of any liability for withholding Taxes imposed on the portion of the Noncompete Allocation Amount paid to Parent; provided, however, that Indemnified Taxes shall not include Taxes (A) resulting from any act, transaction or omission of the Purchaser, the Company or any Subsidiary not in the ordinary course of business occurring after the Closing or (B) resulting from any Tax election made by the Purchaser or any of its Affiliates (including the Company and the Subsidiaries after the Closing Date) with respect to the transactions contemplated by this Agreement, including an actual or deemed election under Section 338 of the Code or any comparable provision of state, local or non-U.S. Law.

                  "Indemnifying Party" means the Seller pursuant to Section 9.02 or the Purchaser pursuant to Section 9.03, as applicable.

                  "Intellectual Property" means all intellectual property rights, including (a) patents, patent applications and inventions, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how and
         (e) registrations and applications for registration of the foregoing.

                  "Inter-Company Debt" means, as of a particular date of determination, any indebtedness of the Company or any of the Subsidiaries for borrowed money outstanding and owing to the Non-Company Affiliates, measured on a GAAP basis, which indebtedness includes the cash settlement of payables and receivables (other than the Inter-Company Payables) between the Company and the Non-Company Affiliates.

                  "Inter-Company Payables" means, as of a particular date of determination, the aggregate amount of accounts payable outstanding and owing by the Company or any Subsidiary to GRP and arising from the sale of goods in the ordinary course of business consistent with past practice.

                  "Interim Balance Sheet Date" means September 30, 2004.

                  "IRS" means the Internal Revenue Service of the United States.

                  "JV Buyouts" means the actions taken or proposed to be taken by the Company either prior to, on or after the date hereof in order to acquire all of the outstanding minority interests in certain of the Subsidiaries as set forth on Section 1.01 of the Disclosure Schedule.

                  "knowledge of the Seller" or similar terms used in this Agreement mean the actual knowledge, following due inquiry, of the Persons listed in Exhibit 1.01(b) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

                  "Law" means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

                  "Leased Real Property" means the real property leased by the Company or any Subsidiary, in each case, as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Liabilities" means any and all debts, liabilities and obligations of the Company, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                  "Material Adverse Effect" means any circumstance, change in or effect on the Company and the Subsidiaries that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the consolidated results of operations or the consolidated financial condition of the Company and the Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a "Material Adverse Effect" or breach of a representation, warranty, covenant or agreement that is qualified by the term "Material Adverse Effect": (a) events, circumstances, changes or effects that generally affect providers of dialysis services in the United States, (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, (d) any circumstance, change or effect that results from any action required to be taken pursuant to this Agreement or upon the request of the Purchaser and (e) changes caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.

                  "Medicaid Settlement" means the settlement of all civil claims by any state Governmental Authority related to the Disputed Conduct (other than the conduct set forth under (ix) or (x) of such definition) to be ratified by such state Governmental Authorities by execution of a definitive settlement agreement and the payment by the Company of an amount equal to $15,000,000, as such amount shall be increased by an amount equal to the interest thereon accruing at a rate of 5% per annum from December 1, 2004 until the payment thereof.

                  "Non-Company Affiliates" means the Seller, Parent or any subsidiary of Parent, other than the Company and the Subsidiaries.

                  "Owned Real Property" means the real property in which the Company or any Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Permitted Business" means any of the following activities that Parent, the Seller and/or their respective Affiliates may engage in:

                           (i) the manufacture, sale and distribution of
                  devices, equipment, apparatus, software, disposables, consumables, solutions and other products and vendor debt or lease financing in respect of product sales, servicing, maintenance, repair, training and provision of spare parts in connection therewith to any Person anywhere in the world, including Persons engaged in the Restricted Business;

                           (ii) the performance of the activities enumerated in
                  the definition of Restricted Business, solely as reasonably necessary to conduct clinical and market trials of, and sale, servicing, maintenance or repair and training related to, devices, equipment, apparatus, software, disposables, consumables, solutions and other products, in the Restricted Territory;

                           (iii) the provision or distribution of dialysis
                  equipment and supplies directly to patients, or through or on behalf of any dialysis services provider whose patients are enrolled in home dialysis programs owned or operated by any Person in the Restricted Territory, other than the Purchaser or its Affiliates; and

                           (iv) the performance of the activities enumerated in
                  the definition of Restricted Business outside the Restricted Territory.

                  "Permitted Encumbrances" means the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

         (a) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to Real Property that (i) were not incurred in connection with any indebtedness for borrowed money and (ii) do not, individually or in the aggregate, materially adversely affect the use of such Real Property for its current purposes.

                  "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

                  "Purchase Price Bank Account" means a bank account to be designated by the Seller in a written notice to the Purchaser at least three Business Days before the Closing.

                  "Purchaser Disclosure Schedule" means the disclosure schedule attached hereto, dated as of the date hereof, delivered by the Purchaser to the Seller in connection with this Agreement. Notwithstanding anything to the contrary contained in the Purchaser Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Purchaser Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Purchaser Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

                  "Real Property" means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

                  "Restricted Business" means, in the Restricted Territory, (i) owning or operating any chronic dialysis, home dialysis or acute dialysis program, outpatient renal dialysis center, unit or facility,
         (ii) providing or distributing dialysis equipment or supplies directly to patients (rather than through or on behalf of the Purchaser) that are enrolled in home dialysis programs owned or operated by the Purchaser or its Affiliates, (iii) providing day-to-day general management of the business of any such outpatient dialysis center, unit or facility or to any home dialysis program, (iv) owning or operating any laboratory or other facility engaged primarily in the testing of bodily fluids of dialysis patients, (v) providing ESRD or CKD disease management services, vascular access services, or any other dialysis-related services or treatments to patients diagnosed as having ESRD or CKD or (vi) delivering pharmaceuticals and related services directly to patients diagnosed as having ESRD or CKD; provided, however, that the Restricted Business does not include the Permitted Business.

                  "Restricted Period" means the lesser of (i) ten years and (ii) the period commencing on the Closing Date and ending on the date of termination of the Alliance Agreement pursuant to Section 12.03 thereof due to a material breach by the Purchaser.

                  "Restricted Territory" means the United States, excluding Puerto Rico.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Seller's Accountants" means PricewaterhouseCoopers, independent accountants of the Seller.

                  "Settlement Agreements" means the following agreements and documents executed by or on behalf of the Company and Gambro Supply Corp. in connection with the resolution of the Department of Justice investigation relating to the June 2001 subpoena received by the Company and the Department of Justice investigation relating to the June 2003 subpoena received by the Company: (i) the Settlement Agreement, dated as of December 1, 2004 among the United States of America, acting through the United States Department of Justice, and on behalf of the Office of Inspector General of the Department of Health and Human Services, TRICARE Management Activity, Steven J. Bander, M.D. and the Company, (ii) the Corporate Integrity Agreement, dated as of December 1, 2004, between the Office of Inspector General of the Department of Health and Human Services and the Company, (iii) the Plea Agreement, Guidelines, Recommendations and Stipulations, dated as of November 30, 2004 among the United States Attorney for the Eastern District of Missouri, the United States Department of Justice and Gambro Supply Corp., (iv) the Information filed in the United Stated District Court for the Eastern District of Missouri, Eastern Division in the matter of United States of America v. Gambro Supply Corp. f/k/a REN supply Corporation, (v) the letter agreement, dated December 1, 2004, between the Assistant United States Attorney for the Eastern District of Missouri and the Company regarding Cooperation and Confidentiality, (vi) the side letter, dated as of November 18, 2004, to Felicia Heimer, Senior Counsel of the Department of Health and Human Services, Office of Inspector General, related to certain "Best Efforts" to Secure Written Contracts for Arrangements, (vii) the side letter, dated as of November 18, 2004, to Felicia Heimer, Senior Counsel of the Department of Health and Human Services, Office of Inspector General, related to Report of Government Investigations,
         (viii) the side letter, dated as of November 18, 2004, to Felicia Heimer, Senior Counsel of the Department of Health and Human Services, Office of Inspector General, related to "Best Efforts" for Physician Training, and (ix) the Settlement Agreement, dated as of December 1, 2004, between the United States of America, acting through the United States Department of Justice, and the Company.

                  "Straddle Period" means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

                  "Subsidiary" means any corporation or other legal entity of which the Company owns, directly or indirectly, 50% or more of the outstanding common stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "Tax" or "Taxes" means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

                  "Tax Returns" means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

                  "Transition Services Agreement" means the transition services agreement to be entered into by the Seller and the Purchaser as of the Closing substantially in the form attached hereto as Exhibit 1.01(c).

         SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

                  Definition                                     Location
                  ----------                                     --------

                  "Agreement"                                    Preamble
                   ---------
                  "Assumed Plans"                                6.02
                   -------------
                  "Audited Financial Statements"                 3.06(a)
                   ----------------------------
                  "Business"                                     Recitals
                   --------
                  "Closing"                                      2.03
                   -------
                  "Closing Date"                                 2.03
                   ------------
                  "COBRA"                                        6.09
                   -----
                  "Commitment Letter"                            4.05
                   -----------------
                  "Common Stock"                                 Recitals
                   ------------
                  "Company"                                      Recitals
                   -------
                  "Company Plan"                                 3.15(b)
                   ------------
                  "Confidentiality Agreement"                    5.03(a)
                   -------------------------
                  "Contest"                                      7.03(b)
                   -------
                  "Current Business Employees"                   6.01
                   --------------------------
                  "DHI"                                          7.09
                   ---
                  "ERISA"                                        3.15(a)
                   -----
                  "Estimated Inter-Company Debt"                 2.01(b)
                   ----------------------------
                  "Existing Stock"                               5.05(d)
                   --------------
                  "Financial Statements"                         3.06(a)
                   --------------------
                  "Interim Balance Sheet"                        3.06(a)
                   ---------------------
                  "Loss"                                         9.02
                   ----
                  "Material Contracts"                           3.18(a)
                   ------------------
                  "Noncompete Allocation Amount"                 2.07
                   ----------------------------
                  "Offer"                                        5.13
                   -----
                  "Offer Period"                                 5.13
                   ------------
                  "Parent"                                       Preamble
                   ------
                  "Plans"                                        3.15(a)
                   -----

                  Definition                                     Location
                  ----------                                     --------

                  "Proposed Transaction"                         5.13
                   --------------------
                  "Proposed Transferee"                          5.13
                   -------------------
                  "Purchase Price"                               2.02
                   --------------
                  "Purchaser"                                    Preamble
                   ---------
                  "Purchaser Indemnified Party"                  9.02
                   ---------------------------
                  "Retained Claims"                              9.02
                   ---------------
                  "Retained Names and Marks"                     5.05(a)
                   ------------------------
                  "Section 338(h)(10) Elections"                 7.09
                   ----------------------------
                  "Seller"                                       Preamble
                   ------
                  "Seller Indemnified Party"                     9.03
                   ------------------------
                  "Seller's Flex Plans"                          6.06
                   -------------------
                  "Shares"                                       Recitals
                   ------
                  "Termination Date"                             10.01(a)
                   ----------------
                  "Third Party Claim"                            9.05(b)
                   -----------------
                  "WARN"                                         6.10
                   ----

         SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

                  (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

                  (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

                  (c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

                  (d) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

                  (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

                  (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

                  (g) references to a Person are also to its successors and permitted assigns; and

                  (h) the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

                                   Article II

                                PURCHASE AND SALE

                  SECTION 2.01. Purchase and Sale of the Shares; Payment of the Inter- Company Debt. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares free and clear of all Encumbrances, for the Purchase Price set forth in Section 2.02 and (ii) the Purchaser shall cause the Company to pay to the Seller the Estimated Inter-Company Debt.

                  (b) Not later than the fifth Business Day prior to the Closing Date, the Seller shall deliver to the Purchaser a certificate signed by the Seller's president setting forth (i) the amount of Inter-Company Debt (including all accrued and unpaid interest thereon) outstanding as of the most recent month end preceding the date of delivery of such certificate, and (ii) the Seller's good faith estimate of the amount of Inter-Company Debt (including all accrued and unpaid interest thereon) expected to be outstanding as of the Closing Date (the "Estimated Inter-Company Debt").

                  (c) Within ten Business Days after the Closing Date, the Company shall pay to the Seller, or the Seller shall pay to the Company, such amounts as shall be necessary to reconcile the actual Inter-Company Debt (including all accrued and unpaid interest thereon) outstanding on the Closing Date with the Estimated Inter-Company Debt.

                  SECTION 2.02. Purchase Price. Subject to the adjustments set forth in Section 2.06, the aggregate purchase price for the Shares and the covenant not to compete in Section 5.09 shall be $1,701,157,500, as such amount shall be increased pursuant to Section 2.06 (the "Purchase Price"), payable in accordance with Section 2.05(a).

                  SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Sections 8.01 and 8.02 or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the date on which the Closing takes place being the "Closing Date"). The Closing shall be deemed to have occurred at the close of business Pacific time on the Closing Date.

                  SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

                  (a) stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank and with, if required, stock transfer tax stamps affixed;

                  (b) executed counterparts of each Ancillary Agreement;

                  (c) certificates of the Secretaries of State (or other applicable office) in each jurisdiction in which each of the Seller, GRP, the Company and the Subsidiaries is organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (or similar concept, to the extent such concept is not recognized in such jurisdiction) and non-delinquent status of such entities;

                  (d) a receipt for the Purchase Price and cash in an amount equal to the Estimated Inter-Company Debt; and

                  (e) a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.02(a).

                  SECTION 2.05. Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall deliver to the Seller:

                  (i) the Purchase Price (not including the Noncompete Allocation Amount) and cash in an amount equal to the Estimated Inter-Company Debt by wire transfer in immediately available funds to the Purchase Price Bank Account;

                  (ii) executed counterparts of each Ancillary Agreement; and

                  (iii) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a).

                  (b) At the Closing, the Purchaser shall pay the Noncompete Allocation Amount by wire transfer in immediately available funds to one or more bank accounts designated by Parent.

                  SECTION 2.06. Pre-Closing Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment prior to the Closing as specified in this Section 2.06:

                  (a) In the event that the Closing occurs on or before the ninetieth day after the date hereof, the Purchase Price shall be increased by an amount equal to the interest on $1,701,157,500 accruing at the rate of 4% per annum for the period beginning on the date hereof and ending on the Closing Date.

                  (b) In the event that the Closing occurs after the ninetieth day after the date hereof, the Purchase Price shall be increased by an amount equal to the interest on $1,701,157,500 accruing at the rate of 4% per annum for the period beginning on the date hereof and ending on the ninetieth day after the date hereof and at the rate of 8% per annum for the period beginning on the ninety-first day after the date hereof and ending on the Closing Date.

                  SECTION 2.07. Allocation of Consideration. The parties hereto agree that the portion of the Purchase Price to be allocated for Tax purposes to the covenant of Parent and the Non-Company Affiliates not to compete contained in Section 5.09 (the "Noncompete Allocation Amount") shall be the value as determined by an independent valuation firm reasonably acceptable to the Seller retained by the Purchaser, at its own expense, for this purpose, which amount in no event shall be greater than $250,000,000, and that the remainder of the Purchase Price shall be allocated to the Shares. The Noncompete Allocation Amount shall be paid to one or more bank accounts designated by Parent. The Noncompete Allocation Amount shall be paid free and clear of, and without reduction for or on account of, any withholding Tax applicable in connection with the payment of such amount, provided that Parent shall provide the Purchaser with a properly completed Form W-8 BEN claiming entitlement to exemption from withholding Tax with respect to such amount. If there is an increase in the Purchase Price, then such increase shall be allocated to the Shares. Except to the extent that a contrary position is required by Law, the Purchaser, the Seller and Parent agree to be bound by the allocation set forth in this Section 2.07 for all purposes of Tax reporting, including the filing of applicable IRS forms in accordance with such allocation, and the filing of applicable IRS forms in the event the allocation is revised pursuant to this
Section 2.07.

                                  Article III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Purchaser, subject to such exceptions as are disclosed in writing in the Disclosure Schedule, as follows:

                  SECTION 3.01. Incorporation, Authority and Qualification of the Seller. Each of the Seller and GRP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Seller and GRP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller or GRP to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) otherwise have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller and GRP, the performance by the Seller and GRP of their respective obligations hereunder and thereunder and the consummation by the Seller and GRP of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and GRP. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller and GRP, as the case may be, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller and GRP, as the case may be, enforceable against the Seller and GRP, as the case may be, in accordance with their respective terms.

                  SECTION 3.02. Incorporation, Authority and Qualification of the Company; Subsidiaries. (a) Each of the Company and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each of the Company and the Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

                  (b) A true and complete list of the Subsidiaries, together with the jurisdiction of organization of each Subsidiary, the number of authorized, issued and outstanding shares of capital stock or other equity interests of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company or another Subsidiary, is set forth in Section 3.02(b)(i) of the Disclosure Schedule. Except as set forth in Section 3.02(b)(i) or Section 3.02(b)(ii) of the Disclosure Schedule, there are no other outstanding shares of capital stock, other equity interests, options, warrants, convertible securities, registration rights or other rights or agreements of any character relating to dividend or other distribution rights or to the purchase, sale, allotment, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock or other equity interests, as applicable of any Subsidiary. The Company owns of record and beneficially, directly or indirectly, its shares of capital stock or other equity interests of each Subsidiary free and clear of all Encumbrances. Other than the Subsidiaries and except as set forth in Section 3.02(b)(iii) of the Disclosure Schedule, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right or obligation (contingent or otherwise) to acquire the same.

                  (c) True and correct copies of the certificates of incorporation and bylaws (or similar organizational documents) of the Company and each Subsidiary in effect on the date hereof have been made available to the Purchaser.

                  SECTION 3.03. Capital Stock of the Company; Ownership of the Shares. The authorized capital stock of the Company consists of 100,000 shares of Common Stock. As of the date hereof, 10,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants, convertible securities, registration rights or other rights, agreements, arrangements or commitments relating to the Shares or obligating either the Seller or the Company to issue or sell any shares of Common Stock, or any other interest in, the Company. The Shares constitute all the issued and outstanding capital stock of the Company and are owned of record and beneficially by the Seller free and clear of all Encumbrances.

                  SECTION 3.04. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller, GRP, the Company or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, GRP, the Company or any

Subsidiary or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or the giving of notice under, or give to others any right to purchase or sell assets or securities or to exercise any remedy or modify any obligation or term under, or any rights of termination, cancellation, modification or acceleration of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller, the Company or any Subsidiary is a party, except, in the case of clauses (b) and (c), as would not
(i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) otherwise have a Material Adverse Effect.

                  SECTION 3.05. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by Parent, the Seller and GRP do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the premerger notification and waiting period requirements of the HSR Act, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements or would not have a Material Adverse Effect or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

                  SECTION 3.06. Financial Information. (a) True and complete copies of (i) the audited consolidated balance sheet of the Company for each of the two fiscal years ended as of December 31, 2002 and 2003 and the audited consolidated statements of income and cash flows of the Company for each of the three fiscal years ended as of December 31, 2001, 2002 and 2003, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller's Accountants (the "Audited Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2004 (the "Interim Balance Sheet") and the related unaudited consolidated statement of income of the Company for the nine months ended September 30, 2004 (together with the Audited Financial Statements and the Interim Balance Sheet, the "Financial Statements") are set forth in Section 3.06(a) of the Disclosure Schedule.

                  (b) The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the respective dates thereof or for the respective periods covered thereby and (iii) were prepared in accordance with GAAP applied on a consistent basis for each of the periods covered thereby.

                  SECTION 3.07. Absence of Undisclosed Material Liabilities. As of the date hereof, there are no Liabilities of the Company or any Subsidiary of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, including the notes thereto, other than Liabilities (a) reflected or reserved against on the Financial Statements or referred to in the notes thereto, (b) incurred since the Interim Balance Sheet Date in the ordinary course of business of the Company and the Subsidiaries consistent with past practice, (c) relating to or arising from any Action, (d) of the type described in Section 3.17 or (e) which would not have a Material Adverse Effect.

                  SECTION 3.08. Absence of Changes. Since the Interim Balance Sheet Date, (a) the Company has not suffered a Material Adverse Effect, (b) the Business has been conducted in the ordinary course and consistent with past practice, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date hereof, would constitute a violation of Section 5.01(a)-(u).

                  SECTION 3.09. Litigation. As of the date hereof, there is no Action by or against the Seller, GRP, the Company, any Subsidiary or any of their respective Affiliates pending or, to the knowledge of the Seller, threatened, before any Governmental Authority that would have a Material Adverse Effect or would adversely affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. None of the Seller, the Company, any Subsidiary or any of their respective assets or properties, including the Assets, is subject to any Governmental Order (nor, to the knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or reasonably would be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

                  SECTION 3.10. Compliance with Laws. As of the date hereof, except (i) as would not adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, (ii) as would not have a Material Adverse Effect and (iii) for the Disputed Conduct and any conduct of the Company or the Subsidiaries covered by the EDNY Inquiry, the Company and the Subsidiaries have each conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary, and neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order.

                  SECTION 3.11. Environmental Matters. (a) Except as would not
(i) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) otherwise have a Material Adverse Effect, (x) the Company and each Subsidiary are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits, (y) there are no written claims, notices, demands, letters alleging material violation of or material liability under any Environmental Law pending or, to the knowledge of the Seller, threatened against the Company and each Subsidiary and (z) there has been no disposal, release, or threatened release of Hazardous Substances on, under, in, from or about the Company or each Subsidiary property (whether owned or leased) or otherwise related to the operations of the Company and each Subsidiary, nor has the Company or each Subsidiary disposed or arranged for the disposal of Hazardous Substances on any third party property that would reasonably be expected to subject the Company or a Subsidiary to material liability under any Environmental Law.

                  (b) The Purchaser acknowledges that (i) the representations and warranties contained in this Section 3.11 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business, including the Assets, or to this Agreement or its subject matter and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

                  SECTION 3.12. Intellectual Property. Section 3.12 of the Disclosure Schedule sets forth a true and complete list of all patents, patent applications and inventions, registered trademarks and trademark applications, and registered copyrights and copyright applications included in the Company Intellectual Property. Except as would not have a Material Adverse Effect, with respect to each item of Company Intellectual Property, the Company is the owner of the entire right, title and interest in and to such Company Intellectual Property. To the knowledge of the Seller, (a) no Person is engaging in any activity that infringes any Company Intellectual Property, (b) no claim has been asserted to the Seller that the use of any Company Intellectual Property or the operation of the Business infringes or violates the Intellectual Property of any third party and (c) and, except as would not have a Material Adverse Effect, the Company or the Subsidiaries are the owner or have the right to use the Intellectual Property material to the operation of the Business.

                  SECTION 3.13. Real Property. (a) Section 3.13(a) of the Disclosure Schedule lists the street address of each parcel of Owned Real Property. Except as would not have a Material Adverse Effect, (i) the Company has title in fee simple to each parcel of Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) the Seller has made available to the Purchaser copies of each deed for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Property, in each case to the extent in the Seller's possession.

                  (b) Section 3.13(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.

                  SECTION 3.14. Assets. (a) Each of the Company or the Subsidiaries, as the case may be, owns, leases or has the legal right to use all the properties and assets, including the Company Intellectual Property, the Owned Real Property, the Leased Real Property and the tangible Assets, used in the conduct of the Business or otherwise owned, leased or used by the Company or any Subsidiary. Each of the Company or the Subsidiaries, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

                  (b) The Assets, together with the goods and services to be provided to the Company pursuant to the Alliance Agreement and pursuant to the Transition Services Agreement, constitute substantially all of the properties, assets and rights as are necessary in the conduct of the Business as it is currently conducted. Section 3.14 of the Disclosure Schedule lists the location of all facilities that are not owned or leased by the Company or any Subsidiary but for which, directly or indirectly, revenues are received or expenses are incurred by the Company or any Subsidiary.

                  SECTION 3.15. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.15(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, employment, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to, or sponsored by the Seller, the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, the "Plans"). As applicable with respect to each Company Plan, the Seller has made available to the Purchaser copies of (i) each current plan document or other governing contract, including any amendments, (ii) all trust documents and custodial agreements relating thereto, (iii) the current summary plan description and each current summary of material modifications thereto, (iv) the most recently filed annual report (Form 5500 and all schedules thereto), and (v) the most recent IRS determination letter.

                  (b) Except as would not have a Material Adverse Effect, (i) each Plan sponsored by the Company or a Subsidiary and each Assumed Plan (each, a "Company Plan") has been operated in accordance with its terms and the requirements of all applicable Laws and (ii) all contributions and all payments and premiums required to have been made to or under any Company Plan have been timely and properly made (or otherwise properly accrued if not yet due), and nothing has occurred with respect to the operation of the Company Plans that would cause the imposition of any liability, penalty or tax on the Company, the Subsidiaries or the Purchaser under ERISA, the Code or applicable Law. No Action is pending or, to the knowledge of the Seller, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Seller, no fact or event exists that could give rise to any such Action.

                  (c) None of the Seller, the Company, the Subsidiaries or any ERISA Affiliate has incurred any liability under, arising out of, or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Company Plan is subject to Title IV of ERISA, or Section 412 of the Code, nor is any Plan a "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (d) Each Company Plan that is intended to be qualified under
Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Company Plan for which determination letters are currently available that the Company Plan is so qualified (or has an application for such a letter timely filed and pending with the IRS), and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

                  (e) No Company Plan provides retiree medical or other welfare benefits, other than coverage mandated by Section 4980B of the Code or similar state laws.

                  (f) Section 3.15(f) of the Disclosure Schedule describes the payments or other entitlements that will be received (whether in cash or property or the vesting of property) solely as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Subsidiary under a Plan.

                  SECTION 3.16. Labor Relations. Except as disclosed in Section
3.16 of the Disclosure Schedule, as of the date hereof, there is no pending or, to the knowledge of the Seller, threatened strike, slowdown, picketing, work stoppage, or application for certification of a collective bargaining agent against the Company or any Subsidiary, except to the extent such actions or certification would not have a Material Adverse Effect. There are no collective bargaining agreements or other labor union contracts applicable to any employees of the Company or the Subsidiaries. Except as would not have a Material Adverse Effect, there is no unfair labor practice charge or complaint against the Company or the Subsidiaries pending or, to the knowledge of the Seller, threatened before any Governmental Authority. Neither the Company nor the Subsidiaries have experienced a strike, lockout, work stoppage or work slowdown at any time during the three years immediately preceding the date of this Agreement.

                  SECTION 3.17. Taxes. Except as disclosed in Section 3.17 of the Disclosure Schedule or for matters that would not have a Material Adverse Effect, (a) all Tax Returns required to have been filed by or with respect to the Company or any Subsidiary have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are true, correct and complete in all material respects; (b) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid; (c) no deficiency for any Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any Subsidiary that has not been satisfied by payment, settled or withdrawn; (d) there are no Tax liens on any Assets (other than Permitted Encumbrances); (e) none of the Company or the Subsidiaries has received any written notice of pending audits or examinations regarding any Taxes of the Company or any Subsidiary; (f) during the five-year period ending on the date hereof, none of the Company or the Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; (g) none of the Company or the Subsidiaries has agreed to any extension of the time for assessment or collection of Taxes (other than pursuant to extension of time to file Tax Returns granted or obtained); and
(h) none of the Company or the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or before the Closing Date.

                  SECTION 3.18. Material Contracts. (a) Section 3.18(a) of the Disclosure Schedule lists each of the following contracts and agreements of the Company and the Subsidiaries (such contracts and agreements being "Material Contracts"):

                  (i) all management contracts and contracts with independent contractors or consultants or similar arrangements (other than medical director agreements) that are reasonably likely to (x) involve consideration of more than $500,000 in the aggregate during any of the calendar years ending December 31, 2004, 2005 and 2006 and (y) are not cancelable without penalty or further payment and without more than 90 days' notice;

                  (ii) all medical director agreements;

                  (iii) the agreements with the 100 largest payors, based upon revenues received by the Company from such payors in the nine months ended September 30, 2004;

                  (iv) the agreements with the 25 largest acute care facilities, based upon revenues received by the Company pursuant to such agreements in the nine months ended September 30, 2004;

                  (v) all contracts and agreements relating to indebtedness for borrowed money, other than indebtedness that will be repaid in full prior to the Closing;

                  (vi) all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

                  (vii) all contracts involving total annual payments to or from the Company or any Subsidiary in excess of $1,000,000;

                  (viii) all joint venture contracts, partnership arrangements or other agreements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with a third party, including those joint venture contracts, partnership arrangements or other agreements that will be terminated prior to the Closing or that have been terminated within three months prior to the date of this Agreement;

                  (ix) all material contracts and agreements between or among the Company or any Subsidiary, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand, other than those contracts or agreements that will be terminated prior to the Closing without further liability or obligation on the part of the Company;

                  (x) all contracts or commitments providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect or involving any off-balance sheet financing;

                  (xi) all insurance policies covering the Assets and the operations of the Company and the Subsidiaries including the holder of the insurance policy and the named insured on such insurance policy;

                  (xii) all acquisition or disposition contracts (other than this Agreement and the Ancillary Agreements) providing for indemnification by the Company or any Subsidiary of any person with respect to liabilities relating to any current or former business of the Company or the relevant Subsidiary or any predecessor Person;

                  (xiii) all contracts related to capital expenditures not contemplated by the capital expenditures budget of the Company and the Subsidiaries, copies of which have been provided to the Purchaser, and involving future payments which, individually or in the aggregate, exceed $1,000,000;

                  (xiv) all leases of real property;

                  (xv) all contracts creating an Encumbrance upon any Assets that are material, individually or in the aggregate, to the Business; and

                  (xvi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

                  (b) Each Material Contract (i) has been made available, in true and correct form, to the Purchaser, (ii) is valid and binding on the Company or a Subsidiary, as the case may be, and, to the knowledge of the Seller, the counterparties thereto, and is in full force and effect and (iii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.04 of the Disclosure Schedule are not obtained or except as set forth in Section 3.18(b) of the Disclosure Schedule, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in material breach of, or material default under, any Material Contract to which it is a party.

                  (c) To the knowledge of the Seller, no other party to any Material Contract is in breach thereof or default thereunder, and neither the Seller nor the Company has received any notice of termination, cancellation, material breach or material default under any Material Contract.

                  (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase a material amount of the
         Assets or any of the Shares.

                  SECTION 3.19. Certain Interests. (a) No stockholder, officer or member of the board of directors of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such stockholder, officer or member of the board of directors:

                  (i) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company or any Subsidiary uses or has used in the conduct of the Business or otherwise; or

                  (ii) has outstanding any indebtedness for borrowed money to the Company or any Subsidiary.

                  (b) The Company does not have any Liability or any other obligation of any nature whatsoever to any officer, member of the board of directors or stockholder of the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, member of the board of directors or stockholder, other than obligations arising out of employment of such individual by the Company.

                  SECTION 3.20. Inter-Company Transactions. (a) As of September 30, 2004, the aggregate amount of Inter-Company Debt was equal to $1,039,000,000. The Inter-Company Debt bears interest at the rate per annum equal to 1.00% above the rate of interest per annum appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars with a term equivalent to 12 months at 11:00 A.M. (London time) two Business Days before the beginning of the relevant interest period.

                  (b) As of September 30, 2004, the amount of Inter-Company Payables was $7,615,000.

                  (c) Since the Interim Balance Sheet Date until the date hereof, none of the Company or the Subsidiaries has incurred any Inter-Company Debt other than (i) Inter-Company Debt in an aggregate amount equal to $275,579,313 to fund the Company's payment obligations under the Settlement Agreements, (ii) Inter-Company Debt incurred in order to fund the working capital requirements and operations of the Company and the Subsidiaries in the ordinary course of business consistent with past practice, (iii) Inter-Company Debt incurred in connection with the JV Buyouts, (iv) Inter-Company Debt incurred to fund capital expenditures of the Company and the Subsidiaries in accordance with Section 5.01(f) of the Disclosure Schedule and (v) Inter-Company Debt incurred in respect of accrued and unpaid interest on the outstanding Inter-Company Debt. Since the Interim Balance Sheet Date, the Inter-Company Debt also reflects the payment of Taxes by the Seller or any Non-Company Affiliate, to the extent such Taxes relate to the Company and the Subsidiaries, which Taxes have been allocated to the Company and the Subsidiaries in accordance with past practices.

                  (d) Other than the Inter-Company Debt and the Inter-Company Payables, neither the Company nor any Subsidiary owes any indebtedness or has any Liability for any other amount to any Non-Company Affiliate.

                  (e) The prices reflected on Exhibit 1 on the date of the Alliance Agreement are no less favorable than the prices which underlie the Company's strategic plan for 2005-2007 dated October 8, 2004 relating to product sales to the Company by GRP, except for zone pricing with respect to acid concentrates and the pricing of spare parts.

                  SECTION 3.21. Brokers. Except for Goldman, Sachs & Co. and PK Partners AB, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Parent, the Seller, the Company or the Subsidiaries. The Seller is solely responsible for the fees and expenses of Goldman, Sachs & Co. and PK Partners AB.

                  SECTION 3.22. Settlement Agreements. The Settlement Agreements were entered into on December 1, 2004, and all amounts due and payable prior to the date hereof pursuant to the terms of the Settlement Agreements set forth on
Section 3.22 of the Disclosure Schedule have been paid in full. The Seller has delivered to the Purchaser true and correct copies of the Settlement Agreements. Payment of such amounts in accordance with the Settlement Agreements resulted in an increase in the amount of Inter-Company Debt by $275,579,313.

                  SECTION 3.23. Disclaimer of the Seller. EXCEPT AS SET FORTH IN THIS ARTICLE III AND IN ANY SCHEDULES AND CERTIFICATES DELIVERED PURSUANT HERETO, THE SELLER DOES NOT MAKE AND HAS NOT MADE ANY OTHER

REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE ASSETS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

                                   Article IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller as follows:

                  SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser or its shareholders are necessary in order to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by Parent and the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

                  SECTION 4.02. No Conflict. Assuming compliance with the premerger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or the giving of notice under, or give to others any right to purchase or sell assets or securities or to exercise any remedy or modify any obligation under, or any rights of termination, cancellation, modification or acceleration of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

                  SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) the premerger notification and waiting period requirements of the HSR Act or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

                  SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities Laws. The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. The Purchaser has had an opportunity to obtain such financial and other information from the Seller as it deems necessary or appropriate in connection with evaluating the merits of the investment in the Shares.

                  SECTION 4.05. Financing. Subject to the receipt of funds pursuant to the commitment letter from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (the "Commitment Letter"), the Purchaser has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the Purchase Price, the Inter-Company Debt and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby. The Purchaser has delivered to the Seller a true and complete copy of the Commitment Letter. The Commitment Letter is in full force and effect and has not been amended or terminated in any manner adverse to the Seller. The Purchaser has taken all actions required to cause the Commitment Letter to be effective, and the Commitment Letter is a valid and binding commitment of the Purchaser and, to the knowledge of the Purchaser, the financing sources party thereto. As of the date hereof, the Purchaser is not aware of any fact or circumstance in existence as of the date hereof that would reasonably be expected to give rise to the failure to satisfy any condition precedent set forth in the Commitment Letters.

                  SECTION 4.06. Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which reasonably would be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

                  SECTION 4.07. Brokers. Except for J.P. Morgan Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of J.P. Morgan Securities Inc.

                  SECTION 4.08. Independent Investigation; Seller's Representations. The Purchaser has conducted its own independent investigation, review and analysis of operations, Assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the specific representations and warranties of the Seller set forth in Article III and the schedules thereto and not on any factual representations or opinions of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in Article III and the schedules thereto). The Purchaser hereby acknowledges and agrees that, other than the representations and warranties made in Article III or any certificates delivered in accordance with the terms of this Agreement, none of the Seller, its Affiliates, or any of their respective officers, corporate directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Company, the Subsidiaries, the Shares, the Assets or the Business.

                                   Article V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. Conduct of Business Prior to the Closing. The Seller agrees that, except as described in Section 5.01 of the Disclosure Schedule, between the date hereof and the earlier of the Closing and the termination of this Agreement, the Seller shall cause the Company and each Subsidiary to (i) conduct its business in the ordinary course and in the reasonable business judgment of the Seller, the Company and the Subsidiaries in all material respects, except that the Company may take any lawful actions to effect the JV Buyouts, and to enter into, and satisfy any obligations under, the Medicaid Settlement, (ii) use its reasonable best efforts to preserve intact in all material respects the present business operations, organization and goodwill of the Company and the Subsidiaries and (iii) use its reasonable best efforts to keep available the services of key employees and to preserve the relationships with key customers, suppliers and others having material business dealings with the Company and the Subsidiaries, including medical directors. Without limiting the generality of the foregoing, except as described in this Section 5.01 or
Section 5.01 of the Disclosure Schedule, the Seller covenants and agrees that, between the date hereof and the earlier of the Closing and the termination of this Agreement, without the prior written consent of the Purchaser, neither the Company nor any Subsidiary will:

                  (a) make any change in any method of accounting or accounting practice or policy used by the Company, other than changes required by GAAP or applicable Law;

                  (b) amend, terminate, cancel or compromise any material claims of or against the Company or waive any other rights of substantial value to the Business;

                  (c) transfer, issue, sell or dispose of any capital stock, notes, bonds or other securities of the Company or any Subsidiary (or any option, warrant or other right to acquire the same) or redeem or repurchase any of the capital stock of the Company or any Subsidiary;

                  (d) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any Subsidiary;

                  (e) declare, make or pay any dividends or distributions to the holders of capital stock of the Company;

                  (f) make, or enter into any new commitment for, any capital expenditure other than (i) those reflected on Schedule 5.01(f) of the Disclosure Schedule or (ii) those in excess of $1,000,000 individually or $5,000,000 in the aggregate in any fiscal quarter;

                  (g) make, revoke or change any material Tax election (other than as required by applicable Law), or settle or compromise any liability with respect to a material amount of Taxes or enter into any closing agreement with respect to a material amount of Taxes, in each case, with respect to the Company or any Subsidiary;

                  (h) incur any indebtedness for borrowed money other than (i) Inter-Company Debt incurred in order to fund the working capital requirements and operations of the Company and the Subsidiaries in the ordinary course of business consistent with past practice, (ii) Inter-Company Debt incurred in connection with the JV Buyouts, (iii) Inter-Company Debt incurred to fund capital expenditures of the Company and the Subsidiaries in accordance with Section 5.01(f), (iv) Inter-Company Debt incurred to satisfy the Company's obligations under the Medicaid Settlement and (v) Inter-Company Debt incurred in respect of accrued and unpaid interest on the outstanding Inter-Company Debt (it being understood that the Inter-Company Debt will continue to reflect the payment of Taxes by the Seller or any Non-Company Affiliate, to the extent such Taxes, in accordance with past practices, are determined to relate to the Company and the Subsidiaries);

                  (i) become the guarantor, surety, endorser or otherwise liable for any liability (contingent or otherwise) of any other Person (except with respect to those rendered by the Company on behalf of its Subsidiaries);

                  (j) subject to any Encumbrance (except for Permitted Encumbrances) any of the material Assets (whether tangible or intangible);

                  (k) authorize, propose, enter into or agree to enter into (i) any merger, consolidation or business combination with any Person, (ii) any acquisition of a kidney dialysis center or any interest therein or a material amount of assets or securities, or (iii) any disposition of a kidney dialysis center or any interest therein or a material amount of assets or securities or any release;

                  (l) enter into any agreement, arrangement or transaction with any of its corporate directors or officers (or with any relative, beneficiary, spouse or Affiliate of such Persons);

                  (m) enter into, modify, amend or terminate any payor agreements where the new, modified or amended agreement entails a reduction in rates with the payor or cannot be cancelled by the Company within 90 days following notice of termination;

                  (n) incur any obligations between the Company and the Subsidiaries, on the one hand, and any Non-Company Affiliate, on the other hand, other than Inter-Company Payables, in each case arising in the ordinary course of business consistent with past practice;

                  (o) amend or restate, or propose to amend or restate, the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any Subsidiary;

                  (p) grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any Subsidiary to any of the employees of the Company or any Subsidiary, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other than ordinary increases consistent with the past practices of the Company or such Subsidiary;

                  (q) enter into or offer to enter into any employment or consulting contract with any person who is (or as a result of such contract, would be) an officer of the Company or any Subsidiary;

                  (r) establish, adopt, terminate, modify, or amend any collective bargaining agreement or Plan, other than as may be required by a Governmental Authority or applicable Law;

                  (s) enter into any contract or agreement providing for disbursements by the Company or any Subsidiary in excess of $1,000,000 in any fiscal year or $2,000,000 in the aggregate during the term of such contract or agreement;

                  (t) agree to take any of the actions specified in this Section 5.01, except as contemplated by this Agreement and the Ancillary Agreements; or

                  (u) agree in writing or otherwise to do anything prohibited by this Section 5.01 or anything which would make any of the representations or warranties of the Seller in this Agreement or the Ancillary Agreements untrue or incorrect in any material respect as of any time, through and including the Closing Date.

                  SECTION 5.02. Access to Information. (a) From the date hereof until the earlier of the Closing or termination of this Agreement, upon reasonable notice, the Seller shall cause the Company and each Subsidiary and each of their respective officers, directors, employees, agents, financial advisors, accountants, counsel and other representatives to (i) afford the Purchaser and its officers, directors, employees, agents, financial advisors, accountants, counsel, lenders and other representatives reasonable access to the offices, properties, personnel and books, contracts, commitments, Tax Returns and records of the Company and each Subsidiary and (ii) furnish to the officers, directors, employees and authorized agents, financial advisors, accountants, counsel, lenders and other representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser's expense, during normal business hours, and in such a manner as not to interfere unreasonably with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (iii) disrupt any material customer or vendor relationship or (iv) include Tax information pertaining to the Seller or its Affiliates other than the Company and the Subsidiaries.

                  (b) In order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Business, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business, the Company and the Subsidiaries relating to periods prior to the Closing and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records.

                  (c) In order to facilitate the resolution of any claims made against or incurred by the Purchaser, the Company or any Subsidiary relating to the Business, for a period of seven years after the Closing, the Seller shall
(i) retain the books and records relating to the Business, the Company and the Subsidiaries relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser, the Company or any Subsidiary and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser's expense, photocopies), during normal business hours, to such books and records.

                  SECTION 5.03. Confidentiality. (a) The terms of the letter agreement dated as of September 15, 2004 (the "Confidentiality Agreement") between the Seller and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this
Section 5.03 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

                  (b) Nothing provided to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser's obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Evaluation Material (as defined in the Confidentiality Agreement) provided to the Purchaser pursuant to Section 5.02(a) or otherwise by the Seller, the Company, or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, any Ancillary Agreement or in the Confidentiality Agreement, the Purchaser may disclose (i) Evaluation Material and (ii) the terms and conditions of this Agreement and the Ancillary Agreements to any lender or potential lender, rating agency or other third party, to the extent reasonably necessary or advisable, in order to consummate the Purchaser financing contemplated by this Agreement and the Ancillary Agreements.

                  SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) Each of the parties hereto shall use its best efforts to promptly obtain (or, in the case of the Seller, cause the Company and the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make its filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within twenty Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any information and documentary material that may be requested pursuant to the HSR Act.

                  (b) Without limiting the generality of the Purchaser's undertaking pursuant to Section 5.04(a), the Purchaser agrees to use its best efforts, and to take any and all steps necessary, to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States governmental antitrust authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event no later than the Termination Date, including negotiating, committing to and effecting as promptly as practicable, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such of its assets, properties or businesses or of the Assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In addition, the Purchaser shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable.

                  (c) Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement or the Settlement Agreements and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

                  (d) Neither party shall enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the completion of the transaction contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

                  SECTION 5.05. Retained Names and Marks. (a) The Purchaser hereby acknowledges that all right, title and interest in and to the names set forth on Section 5.05(a) of the Disclosure Schedule, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the "Retained Names and Marks") are owned exclusively by the Seller or its Affiliates (other than the Company and the Subsidiaries) and that, except as expressly provided below, any and all right of the Company and its Subsidiaries to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the owner thereof. The Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as provided herein.

                  (b) The Purchaser shall, as soon as practicable after the Closing, but in no event later than five Business Days thereafter, cause the Company and each Subsidiary, as applicable, to file amended articles of incorporation with the appropriate authorities changing its corporate name to a corporate name that does not contain any Retained Names and Marks and to supply promptly any additional information and documentary materials that may be requested by the Seller with respect to such filings.

                  (c) The Company and its Subsidiaries shall remove all of the Company's and its Subsidiaries' existing signage as soon as practicable, but in any event no later than 180 days after the Closing. The Company and its Subsidiaries shall be entitled to use existing signage until such signage is removed in accordance with the terms of this Section 5.05(c).

                  (d) The Company and its Subsidiaries shall, for a period of 90 days after the date of the Closing, be entitled to use all of the Company's and its Subsidiaries' existing stocks of letterheads, advertisements and promotional materials, Internet web sites and Internet domain names, inventory and other documents and materials ("Existing Stock") containing the Retained Names and Marks. From and after such date, the Purchaser shall cause the Company and each

Subsidiary to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, and transfer to the Seller any rights with respect to Internet domain names incorporating any Retained Names or Marks.

                  (e) Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by the Seller to the Purchaser or the Company and its Subsidiaries, whether by implication or otherwise, and nothing hereunder permits the Purchaser, the Company or any of its Subsidiaries to use the Retained Names and Marks on any documents, materials, products or services other than as provided in this Section 5.05. The Purchaser shall ensure that all use of the Retained Names and Marks by the Company and its Subsidiaries as provided in this Section 5.05 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Business used the Retained Names and Marks prior to the Closing.

                  (f) The Purchaser agrees that the Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Business of any Retained Names and Marks after the Closing, and the Purchaser shall indemnify and hold harmless the Seller and its Affiliates from any and all claims that may arise out of the use thereof by the Business.

                  SECTION 5.06. Ancillary Agreements. At the Closing, the Purchaser and the Seller shall, and shall cause their Affiliates to, enter into the Ancillary Agreements.

                  SECTION 5.07. Financing. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement, the Purchaser shall use its reasonable best efforts to enter into definitive agreements with respect to, and to obtain funding under, the financing provided for in the Commitment Letter. The Purchaser shall use its reasonable best efforts to take any and all actions necessary to satisfy the conditions precedent set forth in such definitive agreements. In the event any portion of such financing becomes unavailable, in the manner or from the sources originally contemplated, the Purchaser will use its reasonable best efforts to obtain any such portion from alternative sources.

                  (b) Notwithstanding anything in this Agreement to the contrary, in connection with the Purchaser's financing contemplated by this Agreement, the Seller will reasonably cooperate with the Purchaser to (i) provide any necessary financial statements, any audits in connection therewith and any necessary representation letters addressed to the auditors in connection therewith; (ii) cause the Company and its Subsidiaries to provide any customary affidavits required by title insurers; (iii) provide the banks and other institutions arranging or providing the Purchaser's financing all material information (financial and other) with respect to the Seller and the transactions contemplated by this Agreement reasonably requested by the Purchaser, it being understood that a request for the provision of such information which would constitute a violation of Law will be deemed unreasonable; (iv) cause the Company's senior officers and other Company representatives to be reasonably available to the Purchaser and the banks and other institutions arranging or providing the Purchaser's financing to participate in due diligence sessions and to participate in presentations related to any transaction comprising the Purchaser's financing; (v) assist in the preparation of one or more appropriate offering documents, including MD&A and business description and assisting the Purchaser and the banks and other institutions arranging or providing the Purchaser's financing in preparing other appropriate marketing materials, in each case to be used in connection with such financing; and (vi) request the Seller's independent auditors to prepare and deliver "comfort letters", dated the date of each offering document used in connection with any transaction comprising the Purchaser's financing (with appropriate bring down comfort letters delivered on the closing date for each financing), in compliance with professional standards, in each of the foregoing cases as may be necessary for the Purchaser to obtain the financing described in the Commitment Letter.

                  (c) As promptly as practicable, the Seller shall deliver to the Purchaser the unaudited consolidated statement of cash flows of the Company and the Subsidiaries for the nine months ended September 30, 2004 and the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 2003 and the unaudited consolidated statements of income and cash flows of the Company and the Subsidiaries for the nine months ended September 30, 2003, in each case prepared in accordance with GAAP.

                  SECTION 5.08. Further Action. The parties hereto shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                  SECTION 5.09. Non-Competition; Non-Solicitation. (a) For the Restricted Period, Parent shall not, and shall not permit any Non-Company Affiliates to, engage, directly or indirectly, in the Restricted Business or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, or control any Person that is engaged in the Restricted Business.

                  (b) The restrictions set forth in Section 5.09(a) shall not be construed to prohibit or restrict any Person from acquiring Parent or any Non-Company Affiliates, nor shall they be construed to restrict Parent or any Non-Company Affiliates from:

                  (i) acquiring any business engaged in the Restricted Business, as long as the percentage of revenues of such business attributable to such Restricted Business during the preceding fiscal year represents less than 20% of such business' total revenues in the Restricted Territory during such period (based on such business' latest financial statements); provided, however, that Parent or such Non-Company Affiliate, as applicable, shall divest that portion of such business attributable to such Restricted Business within one year from the date of any such acquisition; or

                  (ii) owning securities having no more than 5% of the outstanding voting power of any Person engaged in the Restricted Business which are listed on any national securities exchange as long as Parent or such Non-Company Affiliate have no other connection or relationship with such competitor.

                  (c) Parent agrees with the Purchaser that, for the Restricted Period, Parent will not, and will cause the Non-Company Affiliates not to, induce or attempt to induce any officers or employees of the Company to leave the employ of the Company or the Subsidiaries or violate the terms of their contracts, or any employment arrangements, with the Company or the

Subsidiaries; provided, however, that the foregoing will not prohibit Parent or any Non-Company Affiliates from (i) making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the employees of the Purchaser or any of its Affiliates, (ii) employing any person who contacts Parent or any Non-Company Affiliate as a result of such general, non-targeted solicitations for employment or (iii) hiring any person whose employment has been terminated by the Purchaser or its Affiliates.

                  SECTION 5.10. Inter-Company Arrangements. (a) The Inter-Company Payables outstanding as of the Closing shall remain outstanding from and after the Closing Date and shall be paid by the Company in accordance with their terms.

                  (b) At or prior to the Closing, Parent shall cause all contracts and agreements, other than the Alliance Agreement and the Transition Services Agreement, between or among the Company or any Subsidiary, on the one hand, and Parent or any Non-Company Affiliate, on the other hand, to be terminated or otherwise amended to exclude the Company or relevant Subsidiary as a party thereto and without further obligation or liability, other than the Inter-Company Payables, on the part of the Company or such Subsidiary.

                  SECTION 5.11. Release of Indemnity Obligations. (a) Parent covenants and agrees, on or prior to the Closing, to execute and deliver to the Purchaser, for the benefit of each of the Company and its Subsidiaries, a general release and discharge, in substantially the form attached hereto as
Exhibit 5.11.

                  (b) The Purchaser shall use its reasonable best efforts to cause the unconditional release of Parent and the Non-Company Affiliates (as applicable) from the guarantees set forth in Section 5.11 of the Disclosure Schedule at the Closing or as promptly as practicable thereafter, including by effecting such release by issuing Purchaser guarantees or other credit support. In the event such releases are not effected for any reason, the Purchaser shall indemnify Parent and the Non-Company Affiliates, as applicable, for any and all liabilities arising from or relating to such guarantees.

                  SECTION 5.12. Inter-Company Debt. (a) During the period from the date hereof to the Closing Date, the Company shall finance its working capital requirements and operations, including those items set forth in Section 5.01(h), through borrowing from the Seller, and the Seller agrees to lend money to the Company as necessary to finance such working capital and operational needs. All such borrowing shall be reflected as Inter-Company Debt.

                  (b) During the period from the date hereof to the Closing Date, the Company shall use all cash generated by, and not used in the operation of, the Business to repay the Inter-Company Debt.

                  SECTION 5.13. Right of First Refusal. For the Restricted Period, the Seller shall not sell, transfer or otherwise dispose of any of its dialysis clinics in Puerto Rico to any Person other than the Purchaser or an Affiliate of the Purchaser (a "Proposed Transferee") unless (i) the Seller has received a bona fide offer from the Proposed Transferee to purchase such clinics (the "Proposed Transaction") and (ii) the Seller has offered to sell, transfer or otherwise dispose of such clinics to the Purchaser on the same terms and conditions as contemplated in the Proposed Transaction (the "Offer"). The Purchaser shall have the option to accept the Offer and enter into definitive agreements reflecting the terms of the Offer with the Seller within thirty (30) days following the date that the Offer was made by the Seller under (ii) above (the "Offer Period"). In the event the Purchaser does not accept the Offer and enter into definitive agreements with the Seller within the Offer Period, the Seller may consummate the Proposed Transaction with the Proposed Transferee.

                                   Article VI

                                EMPLOYEE MATTERS

                  SECTION 6.01. Employee Benefits. As of the Closing Date, each of the then current employees of the Company and the Subsidiaries ("Current Business Employees") shall continue to be employed by the Purchaser, the Company or the Subsidiaries and shall cease to be covered under the Plans that are not Company Plans, and shall be covered by either the Company Plans or the corresponding benefit plans of the Purchaser. For a period of one (1) year following the Closing Date, the Purchaser shall, or shall cause the Company and the Subsidiaries to, provide to the Current Business Employees (a) base salary at least equal to the base salary in effect for the Current Business Employees as of the Closing Date and (b) employee benefit plans, programs and arrangements (excluding any equity-based plans) that are substantially comparable in the aggregate to those provided to the Current Business Employees as of the Closing Date.

                  SECTION 6.02. Assumed Plans. As of the Closing Date, each of the current or former employees of the Seller who participates in a Company Plan shall cease to be covered under such Company Plan and shall be covered by the corresponding benefit plan of the Seller. As of the Closing Date, the Purchaser shall, or shall cause the Company and the Subsidiaries to, adopt, assume or continue to operate, as applicable, the Plans disclosed on Section 6.02 of the Disclosure Schedule ("Assumed Plans") for the benefit of the Current Business Employees, including arrangements related to obligations for accrued but unused vacation pay and benefits.

                  SECTION 6.03. Tax-Qualified Savings/401(k) Plan. Prior to the Closing Date, the Seller shall use its reasonable best efforts (i) to transfer each account of a Current Business Employee under a defined contribution plan of the Seller or its Affiliates (other than the Company or a Subsidiary) to the Gambro Healthcare 401(k) Retirement Plan, and (ii) to transfer each account of an employee of the Seller under the Gambro Healthcare 401(k) Retirement Plan to a defined contribution plan of the Seller or its Affiliates (other than the Company or a Subsidiary).

                  SECTION 6.04. Severance Plan. For a period of one (1) year following the Closing Date, the Purchaser shall, or shall cause the Company and the Subsidiaries to, provide the Current Business Employees with severance protection (including levels of severance and the circumstances under which severance is payable) that is comparable, taken as a whole, to the severance benefits currently provided to the Current Business Employees under the Seller's and the Company's severance plans as in effect on the date hereof, copies of which have been made available to the Purchaser.

                  SECTION 6.05. Employee Notification. The Purchaser shall use its reasonable best efforts to provide each Current Business Employee with written notice, on or prior to the Closing Date, regarding the type and level of compensation and benefits that shall be provided by the Purchaser to such Current Business Employee following the Closing Date.

                  SECTION 6.06. Flexible Spending Plans. The Seller shall cause the Company to establish, effective as of January 1, 2005, one or more replacement flexible spending plans to replace the Seller's medical, dependent care, and commuter expense flexible spending reimbursement plans (collectively, the "Seller's Flex Plans") for the employees of the Company and the Subsidiaries. The terms of each such replacement plan shall be substantially equivalent to the Seller's Flex Plans. Each such replacement plan shall, for all purposes of this Agreement, be treated as a Company Plan. If requested by the Purchaser, the Seller shall give the Purchaser the opportunity to review and comment on such replacement plans, and the Seller shall make such changes consistent with the foregoing to each such replacement plan prior to adoption thereof as shall be reasonably requested by the Purchaser.

                  SECTION 6.07. Service Credit. To the extent that length of service is relevant for purposes of eligibility or vesting or benefit accrual under any employee benefit plan, program or arrangement (other than benefit accrual for the purposes of any defined benefit pension plan) established or maintained by the Purchaser or the Company for the benefit of the Current Business Employees (including any plan, program or arrangement providing for vacation, sick leave or severance benefits), such plan, program or arrangement shall credit such Current Business Employees for length of service on or prior to the Closing Date with the Company, the Seller or its Affiliates.

                  SECTION 6.08. Pre-Existing Conditions; Deductibles. With respect to any welfare benefit plans maintained for the benefit of the Current Business Employees or their dependents on and after the Closing Date, the Purchaser shall, or shall cause the Company and the Subsidiaries to, waive any pre-existing condition exclusions (if the condition was covered under the Plans) and provide that any expenses incurred on or before the Closing Date by a Current Business Employee (or such Current Business Employee's dependents) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions.

                  SECTION 6.09. COBRA. The Purchaser shall, or shall cause the Company and the Subsidiaries to, be liable and bear all responsibility for providing health care continuation coverage in accordance with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA ("COBRA") to all Current Business Employees and their qualified dependents and beneficiaries who incur a qualifying event after the Closing Date. The Seller shall be responsible for providing health care continuation coverage in accordance with COBRA for Current Business Employees and former employees of the Company or any Subsidiary (and their qualified dependents and beneficiaries) who incur a qualifying event on or prior to the Closing Date, except with respect to any such coverage obligation in respect of a Company Plan.

                  SECTION 6.10. WARN. The Purchaser shall be responsible for any obligation with respect to the Current Business Employees under the Worker Adjustment Retraining and Notification Act of 1988 and any applicable state or local equivalent arising or accruing on or after the Closing Date (collectively, "WARN"). The Seller shall be responsible for any such obligation arising or accruing before the Closing Date.

                  SECTION 6.11. Assumption of Employment Agreements. Effective as of the Closing Date, the Purchaser shall, or shall cause the Company to, honor or assume, as applicable, (i) the employment agreements with Current Business Employees listed on Section 6.11 of the Disclosure Schedule and (ii) the employment agreements with the individuals listed on Section 6.11 of the Disclosure Schedule who are not employed by the Company or a Subsidiary, which individuals shall, for all purposes of this Agreement, be treated as Current Business Employees.

                  SECTION 6.12. Certain Plan Obligations. The Seller shall remain liable for the payment of all compensation and benefits arising under any Plan that is not a Company Plan (including all claims for such compensation or benefits, whenever occurring) to the employees of the Company and the Subsidiaries. For purposes of clarification of the preceding sentence, (i) the Seller shall retain responsibility for and continue to pay all medical, dental, life insurance, short-term disability and other long-term disability expenses and benefits for each Current Business Employee with respect to claims incurred by such employee or their covered dependents prior to the Closing Date, and (ii) expenses and benefits with respect to claims incurred by Current Business Employees or their covered dependents on and after the Closing Date shall be the responsibility of the Purchaser. For purposes of this Section 6.12, (a) a claim for medical benefits is incurred on the date the relevant medical services are provided, (b) a claim for life insurance benefits is incurred on the date of death, (c) a claim for short-term disability benefits is incurred on the date the employee becomes eligible for short-term disability benefits and (d) a claim for long-term disability benefits is incurred on the date the employee becomes eligible for short-term disability benefits in connection with the condition resulting in such employee's long-term disability.

                                  Article VII

                                   TAX MATTERS

                  SECTION 7.01. Tax Indemnities. (a) The Seller shall indemnify and hold the Purchaser, the Company and the Subsidiaries harmless against Indemnified Taxes (and associated expenses). The Purchaser shall be responsible for and shall indemnify and hold the Seller and its Affiliates harmless against all Taxes relating to the Company and the Subsidiaries (and associated expenses) other than Indemnified Taxes.

                  (b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be:

                  (i) in the case of income Taxes, sales Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books that are deemed to equal the amount which would be payable if the taxable year ended on the Closing Date; and

                  (ii) in the case of all other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

                  (c) Payment by the indemnifying party of any amount under this
Section 7.01 shall be made within 30 days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due, provided that the Purchaser shall comply with its obligation to promptly notify the Seller under Section 7.03(a) and provided further that the indemnifying party shall not be required to make any payment earlier than two days before it is due to the appropriate taxing authority. If the Seller receives an assessment or other notice of Taxes due with respect to the Company and any Subsidiary for any taxable period (or portion of any taxable period) ending on or before the Closing Date for which the Seller is not responsible, in whole or in part, pursuant to this Agreement, then the Purchaser shall pay such Taxes and the Seller shall pay to the Purchaser the portion of such Taxes for which the Seller is responsible, or if the Seller pays such Taxes, then the Purchaser, the Company or any Subsidiary shall pay to the Seller the amount of such Taxes for which the Seller is not responsible within five days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.

                  SECTION 7.02. Tax Refunds and Tax Benefits. (a) Any Tax refund or credit attributable to the Company or any Subsidiary (including any interest paid or credited with respect thereto) relating to taxable periods (or portions of Straddle Periods) ending on or before the Closing Date shall be the property of the Seller and, if received by the Purchaser, the Company or any Subsidiary, shall be paid over promptly to the Seller. The Purchaser shall, if the Seller so requests and at the Seller's expense, cause the Company or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Seller is entitled under this Section 7.02. The Purchaser shall permit the Seller to participate in (at the Seller's expense) the prosecution of any such refund claim.

                  (b) Any amount otherwise payable by the Seller under Section
7.01 shall be reduced by any Tax benefit actually realized by the Purchaser, its Affiliates, the Company or any Subsidiary arising in connection with any underlying adjustment resulting in the obligation of the Purchaser, its Affiliates, the Company or any Subsidiary to pay Taxes or other amounts for which the Seller is responsible under Section 7.01 or the accrual, incurrence or payment of such Taxes. The Purchaser, its Affiliates, the Company or any Subsidiary shall be deemed to have "actually realized" a Tax benefit to the extent that the Purchaser and the Seller, acting reasonably and in good faith, determine that the amount of Taxes payable over time (as determined on a present value basis in the taxable year in which such indemnity payment is being made using a discount rate of 5%) by such indemnified party is reduced below the amount of Taxes that such indemnified party would be required to pay but for the incurrence or payment of such indemnified amount.

                  SECTION 7.03. Contests. (a) After the Closing, the Purchaser shall promptly notify the Seller in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser, its Affiliates, the Company or any Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Seller under Section 7.01. Such notice shall contain factual information (to the extent known to the Purchaser, its Affiliates, the Company or any Subsidiary) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Purchaser fails to give the Seller prompt notice of an asserted Tax liability as required by this Section 7.03, then the Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a detriment to the Seller.

                  (b) In the case of a Tax audit or administrative or judicial proceeding (a "Contest") that relates to taxable periods ending on or before the date of the Closing, the Seller shall have the sole right, at its expense, to control the conduct of such Contest, provided that, with respect to Contests that relate solely to the Company and the Subsidiaries, the Seller may not settle or compromise any asserted liability that would materially adversely affect the liability for Taxes of the Purchaser pursuant to Section 7.01(a) without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

                  (c) With respect to Straddle Periods, the Seller may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted Tax liability with respect to which indemnity may be sought from the Seller pursuant to Section 7.01. If the Seller elects to direct a Contest, the Seller shall within 90 calendar days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause the Company and the Subsidiaries to fully cooperate, at the Seller's expense, in each phase of such Contest; provided, that the Purchaser may participate at its own expense, in the Contest and, provided, further, that the Seller may not settle or compromise any asserted liability that would adversely affect the liability for Taxes of the Purchaser pursuant to Section 7.01(a) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. If the Seller elects not to direct the Contest, the Purchaser, the Company or any Subsidiary may assume control of such Contest (at the Purchaser's own expense). However, in such case, none of the Purchaser, the Company or any Subsidiary may settle or compromise any asserted liability without prior written consent of the Seller; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Seller may participate, at its own expense, in the Contest.

                  (d) The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any Contest.

                  SECTION 7.04. Preparation of Tax Returns. (a) Except as provided in Section 7.04(b), the Seller shall prepare and file (or cause the Company and the Subsidiaries to prepare and file) all Tax Returns relating to the Company and each Subsidiary for taxable periods ending on or before the Closing Date. With respect to such Tax Returns that are final Income Tax Returns and that relate solely to the Company and the Subsidiaries, the Seller shall provide the Purchaser and its authorized representative with a copy of such completed Tax Return at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and the

Purchaser and its authorized representative shall have the right to review and comment on such Tax Return prior to the filing of such Tax Return. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return by the Purchaser or its authorized representative.

                  (b) The Purchaser shall prepare and file (or cause the Company and the Subsidiaries to prepare and file) all Tax Returns that relate to the Company for taxable periods ending after the Closing Date (including Straddle Periods); it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser, subject to the Purchaser's right of indemnification from the Seller for Taxes which are the responsibility of the Seller pursuant to Section 7.01. Tax Returns for Straddle Periods shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Law. With respect to any Tax Return required to be filed with respect to the Company or any Subsidiary after the Closing Date and as to which Taxes are allocable to the Seller under Section 7.01 hereof, the Purchaser shall provide the Seller and its authorized representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section
7.01 at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Seller and its authorized representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller or its authorized representative.

                  SECTION 7.05. Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company and the Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company or any Subsidiary for any taxable period that includes the Closing Date and for all prior taxable periods until the later of
(i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or
(ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days' prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party's expense). Any information obtained under this
Section 7.05 shall be
kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                  SECTION 7.06. Conveyance Taxes. The Seller and the Purchaser shall each be liable for, and agree to pay one-half of, any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Closing filing requirements.

                  SECTION 7.07. Tax Covenants. (a) Neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit the Company or any Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the Closing Date without the prior written consent of the Seller.

                  (b) The Purchaser, the Company and the Subsidiaries shall make any and all elections under Section 172(b)(3) of the Code (and under any comparable provision of state, local or non-U.S. Law) to relinquish the entire carryback period with respect to the Tax attributes (including any net operating loss) attributable to the Company or any Subsidiary with respect to any taxable period (or any portion thereof) ending after the Closing Date (including the Straddle Periods) that could be carried back to any taxable period (or any portion thereof) ending on or before the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, neither the Seller nor its Affiliates shall be required to pay to the Purchaser any refund or credit of Taxes that results from the carryback to any taxable period (or any portion thereof) ending on or before the Closing Date of any net operating loss, capital loss or Tax credit attributable to the Company or any Subsidiary in any taxable period (or any portion thereof) ending after the Closing Date (including the Straddle Periods).

                  SECTION 7.08. Miscellaneous. (a) For Tax purposes, the parties agree to treat all payments made under this Article VII and for any misrepresentations or breaches of warranties or covenants, as adjustments to the Purchase Price or as capital contributions.

                  (b) This Article VII shall be the sole provision governing indemnities for Taxes under this Agreement.

                  (c) For purposes of this Article VII, all references to the Purchaser, the Seller, Affiliates, the Company and any Subsidiary include successors.

                  (d) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this
Article VII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

                  (e) Any Tax sharing agreement or arrangement between the Seller or any of its Affiliates (other than the Company and the Subsidiaries), on the one hand, and the Company and the Subsidiaries, on the other hand, shall have been terminated, and all payments thereunder settled, immediately prior to the Closing with no payments permitted to be made thereunder on and after the Closing Date.

                  (f) Payments by the Seller under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recoverable by the Purchaser, the Company or any of the Subsidiaries or any Affiliates of the Purchaser from any third party with respect thereto.

                  SECTION 7.09. Section 338(h)(10) Elections. Upon the Purchaser's written request, the Seller shall join with the Purchaser in elections to have the provisions of Section 338(h)(10) of the Code and similar provisions of state or local income Tax law (where permissible) (the "Section 338(h)(10) Elections") apply to the Purchaser's acquisition of the Shares, and the Purchaser's deemed acquisition of the stock of those Subsidiaries designated by the Purchaser which are U.S. corporations wholly-owned by the Company or any Subsidiary; provided that Section 338(h)(10) Elections shall not be made with respect to the Purchaser's deemed acquisition of the stock of Dialysis Holdings, Inc. ("DHI") or the deemed acquisition of the stock of any corporation wholly-owned, directly or indirectly, by DHI; and provided further, that the Purchaser shall reimburse the Seller (on or before the date on which the applicable IRS Forms 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) are filed) for any additional Taxes incurred by the Seller and its Affiliates which would not have been incurred had the sale of the Shares to the Purchaser occurred pursuant to the terms of this Agreement but no
Section 338(h)(10) Elections had been made.

                                  Article VIII

                              CONDITIONS TO CLOSING

                  SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are qualified as to materiality shall be true and correct and (B) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date,
         (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects and (iii) the Seller shall have received a certificate dated as of the Closing Date from the Purchaser certifying the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer;

                  (b) HSR Waiting Period. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;

                  (c) No Action. No Action initiated by any Governmental Authority against the Purchaser or the Seller seeking to prohibit the transactions contemplated by this Agreement and the Ancillary Agreements shall be pending;

                  (d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of such transactions; and

                  (e) Ancillary Agreements. The Ancillary Agreements shall have been duly executed and delivered by the Purchaser and shall be in full force and effect.

                  SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, except where the failure of such representations and warranties in the aggregate to be true and correct would not have a Material Adverse Effect, (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects and (iii) the Purchaser shall have received a certificate dated as of the Closing Date from the Seller certifying the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer;

                  (b) HSR Waiting Period. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;

                  (c) No Action. No Action initiated by any Governmental Authority against the Purchaser or the Seller seeking to prohibit the transactions contemplated by this Agreement and the Ancillary Agreements shall be pending;

                  (d) Conditions to Financing. As of the Closing Date, all conditions precedent to the initial funding of the financing commitments contained in clause (i) of the Conditions section of the Commitment Letter and clauses (1) (to the extent relating to the Acquisition and the Acquisition Documents), (2) and (3) (to the extent, with respect to the first sentence thereof, relating to the Company and the Subsidiaries) of Annex III of the Commitment Letter shall have been satisfied or waived in writing by the lenders providing such commitments;

                  (e) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of such transactions; and

(f) Ancillary Agreements. The Ancillary Agreements shall have been duly executed and delivered by the Seller and shall be in full force and effect.

                                   Article IX

                                 INDEMNIFICATION

                  SECTION 9.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the date that is 18 months following the Closing, except for (a) the representations and warranties in Sections 3.01, 3.02, 3.03, 3.05, 3.21 and 4.01, which shall survive indefinitely and (b) the representations and warranties in Section 3.17, which shall survive until the Closing and thereafter shall have no further force and effect; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved.

                  SECTION 9.02. Indemnification by the Seller. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a "Purchaser Indemnified Party") shall be indemnified and held harmless by the Seller from and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (hereinafter, a "Loss"), arising out of or resulting from: (a) the breach of any representation or warranty made by the Seller contained in this Agreement or any certificates delivered in connection herewith without giving any effect to the terms "material", "materiality", "Material Adverse Effect" or terms of similar meaning,

(b) the breach of any covenant or agreement by the Seller contained in this Agreement or any certificates delivered in connection herewith and (c) the Actions set forth on Section 9.02(c) of the Disclosure Schedule (the "Retained Claims"); provided, that, indemnifiable Losses with respect to the Gallen Litigation shall be limited to monetary damages pursuant to any settlement or judgment in the Gallen Litigation and defense costs.

                  SECTION 9.03. Indemnification by the Purchaser. The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a "Seller Indemnified Party") shall be indemnified and held harmless by the Purchaser from and against any and all Losses arising out of or resulting from: (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement or any certificates delivered in connection herewith without giving any effect to the terms "material", "materiality" or terms of similar meaning; (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement or any certificates delivered in connection herewith; or (c) any claim or cause of action by any Person arising before or after the Closing against any Seller Indemnified Party from the operations of the Company or any Subsidiary (including in respect of any Action), except for claims or causes of action with respect to which the Seller is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.02.

                  SECTION 9.04. Limits on Indemnification. (a) No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

                  (b) Notwithstanding anything to the contrary contained in this
Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $30,500,000 after which the Indemnifying Party shall be liable only for all Losses in excess of such amount; (ii) no Losses may be claimed under Section 9.02(a) by any Indemnified Party or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $100,000 resulting from any single claim or aggregated claims arising out of the same or substantially similar facts, events or circumstances;
(iii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in
Section 9.02(a) shall be an amount equal to $534,000,000; and (iv) neither party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Ancillary Agreement; provided, however, that the limits set forth in clauses (i), (ii) and (iii) shall not apply to (x) any indemnifiable Losses arising out of the breach of the representations and warranties in Sections 3.01, 3.02, 3.03, 3.20, 3.21 and 4.01, (y) any actions, omissions, facts and circumstances occurring prior to the Closing Date which are violations of any of the obligations of the Company and its Affiliates contained in the Settlement Agreements or (z) any indemnifiable Losses arising out of the Retained Claims; provided, further, that the Seller shall be liable for only 50% of the monetary damages and defense costs arising out of the Gallen Litigation, but in no event shall the Seller be liable for any amount in excess of $5,000,000 with respect to the Gallen Litigation.

                  (c) For all purposes of this Article IX, "Losses" shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, (ii) any Tax benefit actually realized by the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses and (iii) any amounts reserved on the Interim Balance Sheet with respect to such Loss. The Purchaser, its Affiliates, the Company or any Subsidiary shall be deemed to have "actually realized" a Tax benefit to the extent that the Purchaser and the Seller, acting reasonably and in good faith, determine that the amount of Taxes payable over time (as determined on a present value basis in the taxable year in which such indemnity payment is being made using a discount rate of 5%) by such indemnified party is reduced below the amount of Taxes that such indemnified party would be required to pay but for the incurrence or payment of such indemnified amount.

                  SECTION 9.05. Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

                  (b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a "Third Party Claim") against it which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. The Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding; provided, however, the Seller shall have the sole right to conduct and otherwise control any of the Retained Claims (including the settlement thereof) (other than the Gallen Litigation, which shall be controlled by the Purchaser) provided that any settlement thereof shall include the payment of money only and shall not include any admission of liability or any other non-monetary obligations on the part of the Company or any of its Subsidiaries or the Seller in the case of the Gallen Litigation.

                  SECTION 9.06. Tax Matters. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by
Article VII and shall not be subject to the provisions of this Article IX.

                                   Article X

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by either the Seller or the Purchaser if the Closing shall not have occurred prior to the first anniversary of the date hereof (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

                  (b) by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

                  (c) by the Seller if the Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.01(a) and either (i) has not been cured within 20 days after notice of such breach or failure to perform has been delivered to the Purchaser or (ii) is incapable of being cured prior to the Termination Date (other than as a result of the Seller's failure to perform the agreements set forth herein required to be performed by the Seller);

                  (d) by the Purchaser if the Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Agreement which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.02(a) and either (i) has not been cured within 20 days after notice of such breach or failure to perform has been delivered to the Seller or (ii) is incapable of being cured prior to the Termination Date (other than as a result of the Purchaser's failure to perform the agreements set forth herein required to be performed by it); or

                  (e) by the mutual written consent of Parent, the Seller and the Purchaser.

                  SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) that the last sentence of Section 5.03(a), this Section
10.02 and Article XI shall survive any such termination and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.


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

                                   Article XI

                               GENERAL PROVISIONS

                  SECTION 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                  SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

                  (a) if to Parent or the Seller:

                           Gambro, Inc.
                           10810 W. Collins Avenue
                           Lakewood, CO  80215
                           Telecopy:  (303) 231-4915
                           Attention:  Kevin Smith

                           with a copies to:

                           Gambro AB
                           P.O. Box 7373
                           Hamngatan 2
                           103 91 Stockholm, SE
                           Sweden
                           Telecopy:  +46 46 169 294
                           Attention:  Ingmar Magnusson

                           and

                           Shearman & Sterling LLP
                           599 Lexington Avenue
                           New York, NY  10022-6069
                           Telecopy:  (212) 848-7179
                           Attention:  Peter D. Lyons, Esq.

                  (b) if to the Purchaser:

                           DaVita Inc.
                           60 Hawaii Street
                           El Segundo, CA  90275
                           Telecopy:  (866) 891-4866
                           Attention:  Joseph Schohl, Esq.

                           with a copy to:

                           McDermott Will & Emery LLP
                           50 Rockefeller Plaza
                           New York, NY  10020
                           Telecopy:  (212) 547-5444
                           Attention:  Spencer D. Klein, Esq.
                                        Gregory D. Puff, Esq.

                  SECTION 11.03. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other parties, unless otherwise required by Law or applicable stock exchange regulation, or is otherwise consistent with such party's prior communication practices with investors, analysts and the like (so long as the substance of such communications with investors, analysts and the like is not inconsistent with other prior communications, press releases or other announcements made pursuant to this Section 11.03), and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

                  SECTION 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

                  SECTION 11.05. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

                  SECTION 11.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be; provided, however, the Purchaser shall have the right to assign this Agreement to (i) a direct or indirect wholly owned subsidiary of the Purchaser or (ii) any lender or lenders providing financing for the transactions contemplated hereby for collateral security purposes; provided, further, however, that any such assignment shall not relieve the Purchaser of its obligations hereunder.

                  SECTION 11.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the Seller and the Purchaser or (b) by a waiver in accordance with Section 11.08.

                  SECTION 11.08. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                  SECTION 11.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and except for the provisions of Article IX relating to indemnified parties, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

                  SECTION 11.10. Currency. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars.

                  SECTION 11.11. Specific Performance; Exclusive Remedies. (a) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof. Accordingly, in addition to any other right or remedy to which the parties may be entitled, at Law or in equity, the parties shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(b) The parties acknowledge and agree that the indemnification provisions of
                  Section 9.02 and Section 9.03 and the specific performance provisions of Section
11.11(a) shall be the sole and exclusive remedies of the parties for any breach by any party of the representations and warranties in this Agreement and for any failure by any party to perform and comply with any covenants and agreements in this Agreement. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses.

                  SECTION 11.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of New York and the courts of the State of New York located in the County of New York, State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court.

                  SECTION 11.13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

                  SECTION 11.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  SECTION 11.15. Parent Guaranty. Parent hereby agrees to severally, irrevocably, absolutely, fully and unconditionally guaranty to the Purchaser the prompt and complete payment and performance by the Seller of its obligations hereunder.

         IN WITNESS WHEREOF, Parent, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                               GAMBRO AB


                                               By: /s/ SOREN MELLSTIG
                                                  -------------------
                                               Name: Soren Mellstig
                                               Title: CEO & President


                                               By: /s/ LARS GRANLOF
                                                  -----------------
                                               Name: Lars Granlof
                                               Title: CFO


                                               GAMBRO, INC.


                                               By: /s/  SCOTT T. LARSON
                                                  ---------------------
                                                     Name: Scott T. Larson
                                                     Title: Assistant Secretary


                                               DAVITA INC.



                                               By: /s/ KENT J. THIRY
                                                  ------------------
                                                   Name: Kent J. Thiry
                                                   Title: Chairman & CEO